                                  SCHEDULE 14C
                                 (RULE 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

[X]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]   Definitive Information Statement


                          CENTURY PROPERTIES FUND XVII
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                          CENTURY PROPERTIES FUND XVII
                        A CALIFORNIA LIMITED PARTNERSHIP
                           c/o THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                                 April [_], 2005

Dear Limited Partner:

We are sending you this information statement to inform you the partnership has agreed to accept a loan from AIMCO Properties, LP, which is an affiliate of our general partner, Fox Partners. This loan will fund that portion of the estimated $5.7 million redevelopment costs for the partnership's Village in the Woods Apartments property, located in Cypress, Texas which we are unable to first fund through a combination of (1) retention of cash flow by the partnership, and (2) refinancing of the partnership's assets with third parties to the extent practicable. Based on our projected redevelopment budget, we estimate that the maximum total amount of the loan will be approximately $2.0 million. Due to existing debt obligations of the property, we were unable to obtain third-party financing for the debt portion of the redevelopment costs, which is why AIMCO Properties, LP has offered to fund the loan.

We also want to inform you that the partnership has agreed to pay another affiliate of our general partner (1) a redevelopment planning fee to plan and structure the redevelopment process, and (2) a redevelopment supervision fee to supervise the redevelopment process. The redevelopment planning fee will be equal to $25,000. The redevelopment supervision fee will be equal to 4% of the actual redevelopment costs for the Village in the Woods Apartments property and, based on the current estimated redevelopment costs, will be an amount equal to approximately $228,000. Our general partner has determined that the redevelopment fees are not in excess of fees that the partnership would have to pay to a third-party provider of these services and that an affiliate of the partnership will provide them more efficiently than a third-party.

Our partnership agreement prohibits short-term unsecured loans to the partnership by our general partner or its affiliates bearing interest at a rate in excess of 2% above the prime rate charged by Wells Fargo Bank, N.A. of San Francisco. The loan to the partnership by AIMCO Properties, L.P. would bear interest at a rate in excess of this rate. Our partnership agreement also prohibits the partnership from entering into any contract with our general partner or its affiliates to construct or develop partnership properties or render any services to the partnership in connection with such construction or development. However, these prohibitions may be waived by the consent of limited partners owning more than 50% of the outstanding limited partnership units. As of March 31, 2005, 75,000 of our limited partnership units were issued and outstanding. As of March 31, 2005, affiliates of our general partner own 51,785 of our limited partnership units, or approximately 69.05% of the outstanding units. As more fully described below, 25,833.50 of these units are subject to a voting restriction which requires them to be voted in proportion to the votes made with respect to units not subject to this restriction. Our general partner's affiliates have indicated that they will vote their other 25,915.5 limited partnership units, or approximately 34.60% of the outstanding units, which are not subject to the voting restriction in favor of the loan and redevelopment services waiver. As a result, approval of the waiver is assured.

This information statement contains information about the redevelopment plans for the Village in the Woods Apartments property, the planned funding of the redevelopment, and the reasons that our general partner has decided that the redevelopment, the loan and the provision of the redevelopment services are in the best interests of the limited partners. Our general partner has conflicts of interest with respect to the loan and the redevelopment services that are described in greater detail herein.

                        WE RE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

           The date of this information statement is April [__], 2005

This information statement is first being mailed to the limited partners on or about the date hereof to all holders at the close of business on April [__], 2005 of the limited partnership units of the partnership

REASONS FOR THE LOAN AND REDEVELOPMENT SERVICES

Our general partner believes that the redevelopment of our Village in the Woods Apartments property, including the redevelopment services, and the planned funding of the redevelopment, including the loan, is in the best interests of the partnership and our limited partners. In making its determination, our general partner considered a number of factors, including the following:

      o Our general partner believes that redevelopment of the property will eventually allow an increase in the net operating income at the property and will permit the property to remain competitive with other rental properties in the local market.

      o Our general partner believes that if the redevelopment does not occur, the property will still require in excess of $3.5 million in improvements to remedy existing problems, including the replacement of roofs, exterior siding, stairs, landing railings and exterior fencing, the reconstruction of balconies and decks, the correction of existing sewer, site drainage, foundation and other structural issues, and repair of sidewalks and parking lot, but these improvements are not of the type which will increase the net operating income available with respect to the property.

      o In addition, our general partner believes that if the redevelopment does not occur, the competitiveness of the property with respect to other available communities in the local market will continue to decline as most of such communities have already been redeveloped and are in better condition and have better amenities than our property.

      o Our general partner has determined that third-party financing is not available for the portion of the redevelopment costs proposed to be funded by AIMCO Properties, LP, and without the loan the redevelopment cannot occur.

      o Our general partner has determined that the redevelopment fees to be paid to its affiliate are not in excess of the fees that it would have to pay a third-party to perform the redevelopment services, and that, as an affiliate, it is more familiar with the Village in the Woods Apartments property and will be able to plan and supervise the redevelopment more efficiently than a third-party.

In general, the partnership regularly evaluates the capital needs and competitive position of our properties by considering various factors, such as the partnership's financial position and real estate market conditions. The partnership monitors our properties' specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating resident demand, current trends, competition, new construction and economic changes. The partnership oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for a property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered. Another significant factor that the partnership considers is the tax consequences of a particular sale of property. After taking into account the foregoing considerations, we believe it to be in the best interests of the partnership and our limited partners to redevelop our Village in the Woods Apartments property.

For these reasons, our general partner has approved the redevelopment of the property and the planned funding of the redevelopment, including a loan by AIMCO Properties, LP, and the provision of the redevelopment services by an affiliate of our general partner, which are described in greater detail below.

THE PROPERTY

The partnership has owned and operated the Village in the Woods Apartments property since 1982. The property is a 530-unit apartment complex located in Cypress, Texas. To our knowledge, the property has not undergone major renovation or redevelopment since its construction in 1982.



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


THE REDEVELOPMENT

Our planned redevelopment of the property includes improvements to building structures, common areas and the property site. The property exterior requires foundation repairs, residing, the replacement of building roofs, trim, fascia, column posts, stairs and landing railings in and the repainting of all buildings, the reconstruction of balconies and decks, the installation of rain hoods and the resetting of electrical meter banks. Common area upgrades will include the construction of a new fitness center, repairs and improvements to existing clubhouse, pool spa and spa area and entryway improvements to the leasing office. In addition, property site redevelopment will include the correction of sewer, drainage and grading issues, the addition of entryway landscaping, irrigation system installation, improvements to existing landscaping, the replacement of signage and fencing throughout the property, the repair of parking lots and sidewalks, and the installation of additional exterior lighting.

We currently estimate that the redevelopment will be completed by the fourth quarter in 2006, but many factors could cause the redevelopment period to vary from our estimate, including shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, scheduling problems, weather interference or natural disasters.

We currently estimate that the total redevelopment costs will be approximately $5.7 million, excluding any interest on the loan to us by AIMCO Properties, LP. Of course, our estimate is based on information known to us at this time. Many factors could cause the actual redevelopment costs to vary from our estimate, including construction cost overruns and unforeseen environmental or engineering problems.

We plan to use an affiliate of our general partner to review the local market where the Village in the Woods Apartments property is located and to plan and supervise the redevelopment of such property. We intend to pay this affiliate a redevelopment planning fee of $25,000 and a redevelopment supervision fee of 4% of the actual redevelopment costs for the Village in the Woods Apartments property, or approximately $228,000 based on the current estimated redevelopment costs.

REDEVELOPMENT FUNDING

We propose to fund the redevelopment through a combination of (1) retention of cash flow by the partnership, (2) refinancing of the partnership's assets with third parties to the extent practicable, and (3) a loan to the partnership by AIMCO Properties, LP, an affiliate of our general partner, as described in further detail below.

We plan to retain cash flow that would otherwise be distributed to our partners for use as our first source of redevelopment funding. As a result, we will stop making cash flow distributions as soon as practicable, but in no event sooner than 20 days after the mailing of this information statement. We do not plan to resume cash flow distributions to our partners until the redevelopment is completely funded and the loan to us by AIMCO Properties, LP is fully repaid. We estimate that we will resume cash flow distributions to our partners in the first quarter of, 2007 based on information known to us at this time and our projected budget for the redevelopment. Many factors could cause this period to vary, including a change in our projected cash flow, a change in the projected costs of the redevelopment or the availability of alternative funding sources. Based on information known to us at this time, we anticipate that during this period we will withhold approximately $5.8 million of cash flow otherwise distributable to our partners, but this amount may vary as the result of many factors, including changes in local market rent rates, occupancy rates, bad debt expense and environmental or other regulatory liabilities experienced by the partnership or our properties and our ability to utilize other funding sources as described below.

We currently plan to refinance our assets with third parties to the extent practicable. This refinancing may include a refinancing at the scheduled maturity date of our existing indebtedness or a second mortgage on our assets. If a portion of the redevelopment remains unfunded at the time of any refinancing, we will use the refinancing proceeds to fund the redevelopment. We will not distribute any remaining proceeds until the redevelopment is fully funded and the loan to us by AIMCO Properties, LP is fully repaid. We do not anticipate that third party refinancing of our indebtedness will be available to us prior to the second quarter of 2007, but such availability may change as the result of various factors, including changes in existing real estate, debt market and general economic conditions and the economic performance of the partnership and our properties.



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


Finally, if during any month of the redevelopment the costs exceed the total amount of funding we have after we have used all the sources described above, AIMCO Properties, LP, an affiliate of our general partners, will make a loan to the partnership in an amount equal to the shortfall. This loan will accrue interest at an annual rate of 10%, compounded monthly. The principal and accrued interest on this loan will be payable in full at any time upon demand of AIMCO Properties, LP. If at any time we accumulate more funds than we need to pay the remaining redevelopment costs, then we will first repay the entire outstanding balance of and accrued interest on the loan made to us by our general partner before we resume any distributions to our partners. Based on our projected redevelopment budget, we estimate that the maximum total principal amount of the loan, including accrued interest, will be approximately $2.0 million and will occur in the second quarter in 2006, and will be repaid by the first quarter in 2007, as described above. Or course many factors could cause the actual size of the loan to vary from this estimate, including changes in redevelopment cost and availability of funding sources.

APPROVAL OF THE LOAN AND REDEVELOPMENT SERVICES

Our general partner has approved the redevelopment of our Village in the Woods Apartments property and the planned funding of the redevelopment, including the loan to the partnership by AIMCO Properties, LP and the provision of redevelopment services by another affiliate of general partner, and determined that they are in the best interests of the partnership and our limited partners.

Section 15.3.12 of our partnership agreement prohibits our general partner and its affiliates from making any short-term unsecured loan to us which bears interest at a rate in excess of 2% above the prime rate charged by Wells Fargo Bank, N.A. of San Francisco. In addition, Section 15.3.29 of our partnership agreement prohibits the partnership from entering into any contract with our general partner or its affiliates to construct or develop partnership properties or to render any services to the partnership in connection with such construction or development. Section 16.2.4 of our partnership agreement provides that the agreement may be amended by a vote of our limited partners owning a majority of the outstanding limited partnership units entitled to vote. Consequently, the loan and provision of redevelopment services to the partnership requires the consent to the loan and redevelopment services and waiver of the provisions prohibiting them by limited partners holding a majority of our outstanding limited partnership units entitled to vote.

As of March 31, 2005, there were 75,000 limited partnership units issued and outstanding. Each limited partnership unit represents approximately 0.0013% of our outstanding limited partnership units. Affiliates of our general partner currently own 51,785 limited partnership units, or approximately 69.05% of our outstanding limited partnership units as set forth in the table below. However, the 25,833.50 limited partnership units held by affiliate AIMCO IPLP, L.P., or approximately 34.44%, are subject to a voting restriction.

One of AIMCO IPLP, L.P.'s predecessors previously agreed to vote these 25,833.50 limited partnership units (i) against any proposal to increase the fees and other compensation payable by the partnership to our general partner, Fox Partners, and any of its affiliates, and (ii) with respect to any proposal made by our general partner or any of its affiliates, in proportion to votes cast by other limited partners, and AIMCO IPLP, L.P. will vote these units accordingly. AIMCO Properties and its affiliates have indicated that they will vote their other 25,951.50 limited partnership units which are not subject to the restriction, or approximately 34.60%, in favor of the consent and waiver with respect to the loan and redevelopment services. As a result, AIMCO Properties, L.P. and its affiliates will vote at least a total of approximately 34,890 limited partnership units, or approximately 52.78% of the outstanding units in favor of the consent and waiver with respect to the loan and redevelopment services.

Upon receipt of these consents, the holders of a majority of the limited partnership units will have consented to the provision of the loan and redevelopment services to the partnership and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to the loan. Accordingly, we are not soliciting any other votes. Such written consent shall have an effective date as of [_____], 2005, which is 20 days after the mailing of this information statement. The consent will give the partnership the right to accept the loan and redevelopment services.

           NAME AND ADDRESS                        NUMBER OF LIMITED PARTNERSHIP
          OF BENEFICIAL OWNER                                  UNITS                 PERCENT OF CLASS
AIMCO IPLP, L.P.                                             25,833.50                     34.45%
   (an affiliate of AIMCO)

Fox Capital Management Corporation                             100                          0.13%
   (an affiliate of AIMCO)

IPLP Acquisition I LLC                                       3,369.50                       4.49%
   (an affiliate of AIMCO)

AIMCO Properties, LP                                          22,482                       29.98%
   (an affiliate of AIMCO)

                                        TOTAL:                51,785                       69.05%

AIMCO IPLP, L.P. (formerly known as Insignia Properties, L.P.), Fox Capital Management Corporation and IPLP Acquisition I LLC are indirectly owned by AIMCO. Their business address is 55 Beattie Place, Greenville, South Carolina 29602.

AIMCO Properties, L.P., is indirectly ultimately controlled by AIMCO. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver Colorado 80237.

No director or officer of our general partner owns any limited partnership units. Fox Capital Management Corporation, the general partner of our general partner Fox Investors, owns 100 limited partnership units as required by the terms of our partnership agreement.

INTEREST OF CERTAIN PERSONS IN THE LOAN

Our general partner has a conflict of interest with respect to the loan by AIMCO Properties, LP to the partnership. As described in further detail above in "Redevelopment Funding," AIMCO Properties, LP is an affiliate of our general partner and will be repaid the outstanding balance of the loan plus accrued interest before the partnership will be permitted to resume any distributions to our limited partners. Further, Apartment Investment and Management Company, or AIMCO, and its affiliates hold an ownership interest in our general partner as well as 69.05% of the outstanding limited partnership units of the partnership. As a result, AIMCO is in a position to influence all voting decisions with respect to the partnership. (See "Approval of the Loan and Redevelopment Services" for a discussion of AIMCO's effective voting control.)

PLANS AFTER THE REDEVELOPMENT

After completion of the redevelopment, we will plan to continue to hold and operate our Village in the Woods Apartments property and increase rents to reflect the improvements to the property resulting from the redevelopment.

PARTNERSHIP BUSINESS

The partnership was organized as a limited partnership under the laws of California in November 1981 for the purpose of acquiring, managing and ultimately selling income producing real properties. Our general partner is Fox Partners, a California general partnership. The general partners of Fox Partners are Fox Capital Management Corporation, a California corporation, Fox Realty Investors, a California general partnership, and Fox Partners 82, a California general partnership. Fox Capital Management Corporation is the managing general partner of our general partner, Fox Investors, and is a subsidiary of AIMCO. NPI Equity Investments II, Inc., a Florida corporation, is the managing general partner of Fox Realty Investors and is also a subsidiary of AIMCO. Fox Partners 82 is not affiliated with AIMCO. Our partnership agreement provides that the partnership is to terminate on December 31, 2006 unless terminated prior to such date.



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


The partnership does not have any employees and depends on our general partner and its affiliates for the management and administration of all partnership activities.

For information on certain of our pending litigation, please refer to our most recent reports on Form 10-KSB (for the year ended December 31, 2004) filed with the Securities and Exchange Commission.

PARTNERSHIP PROPERTIES

The following table sets forth our current investment in real property:

               PROPERTY                  DATE OF PURCHASE          TYPE OF OWNERSHIP                   USE
Peakview Place Apartments (formerly            9/82           Fee ownership, subject to a     Apartment - 904 units
Cherry Creek Gardens Apartments),                                 first mortgage (1)
Englewood, Colorado

Creekside Apartments,                          10/82           Fee ownership, subject to      Apartment - 328 units
Denver, Colorado                                                  first mortgage (1)

The Lodge Apartments,                          10/82           Fee ownership, subject to      Apartment - 376 units
Denver, Colorado                                                  first mortgage (1)

Village in the Woods Apartments,               10/82          Fee ownership, subject to a     Apartment - 530 units
Cypress, Texas                                                      first mortgage

Cooper's Pond Apartments,                      3/83           Fee ownership, subject to a     Apartment - 463 units
Tampa, Florida                                                      first mortgage

(1) Property is held by a limited partnership or limited liability company in which the partnership holds a 100% interest.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP

We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.

You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, telephone: (800) 217-9608.



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


NO APPRAISAL RIGHTS

Our limited partners are not entitled to dissenters' appraisal rights under California law or our partnership agreement in connection with the loan to us by AIMCO Properties, LP to fund the redevelopment or the provision to us of the redevelopment services by another affiliate of our general partner.

REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the loan to us by AIMCO Properties, LP to fund the redevelopment or the provision to us of the redevelopment services by another affiliate of our general partner.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners.

The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail: c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071;

By telephone:     (800) 217-9608

By facsimile:     (201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.



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